Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Spectranetics Corporation	Lippert/Heilshorn & Associates, Inc.
Guy Childs, Chief Financial Officer	Don Markley or Bruce Voss
(719) 633-8333	(310) 691-7100
dmarkley@lhai.com

FOR IMMEDIATE RELEASE

SPECTRANETICS APPOINTS MARIA SAINZ AND
DANIEL A. PELAK AS INDEPENDENT DIRECTORS

COLORADO SPRINGS, Colo. (November 3, 2010) - Spectranetics Corporation (Nasdaq: SPNC) today announced the appointment of Maria Sainz and Daniel A. Pelak to its Board of Directors, which includes nine members following their appointment.

Ms. Sainz is currently President and Chief Executive Officer of Concentric Medical, Inc., a privately held, commercial stage company that manufactures and markets minimally invasive devices that are delivered into the brain to remove blood clots that cause ischemic stroke. She has been in her current role since 2006. From 1991 to 2006, Ms. Sainz held various executive positions in the United States and Europe within the cardiac rhythm management, cardiac surgery and vascular intervention divisions of Eli Lilly's medical device businesses and Guidant Corporation. From 2003 to 2006, Ms. Sainz was a member of the Guidant Management Committee as President, Cardiac Surgery Division, a 500-employee division that grew from $90 million to $176 million in annual revenue under her leadership.

Following Guidant's acquisition by Boston Scientific Corporation in 2006, she served as an advisor to the Chief Operating Officer and assisted in several transition activities in the United States and Europe.

Mr. Pelak is currently a senior advisor to the private equity firm Welsh, Carson, Anderson and Stowe. From 2005 to 2008, he served as the President and Chief Executive Officer of Innerpulse, Inc. From 2002 to 2005, Mr. Pelak served as President and Chief Executive Officer of Closure Medical Corporation, a fast-growing, publicly held medical tissue adhesives company that was sold to Johnson & Johnson (Ethicon Division) in 2005. Prior to that, Mr. Pelak was employed by Medtronic Inc., where he advanced through multiple management positions over a 25-year period. His executive positions at Medtronic included Vice President, Cardiovascular Marketing and Vice President and General Manager of three operating divisions - Nortech, Cardiac Surgery Technology and Perfusion Systems.

“Both Maria and Dan have demonstrated their ability to grow developing companies and manage corporate operating divisions within the medical device industry. Their collective operating experience, demonstrated leadership success and medical device industry knowledge will be an outstanding addition to the board of directors of Spectranetics,” said R. John Fletcher, who chairs the Nominating and Governance Committee of the Spectranetics Board of Directors.

About Spectranetics
Spectranetics develops, manufactures, markets and distributes single-use medical devices used in minimally invasive procedures within the cardiovascular system. The Company's products are sold in 40 countries throughout the world and are used to treat arterial blockages in the heart and legs as well as the removal of problematic pacemaker and defibrillator leads.

The Company's Vascular Intervention (VI) products include a range of peripheral and cardiac laser catheters for ablation of occluded arteries above and below the knee and within coronary arteries. The Company also markets aspiration and thrombectomy catheters for the removal of thrombus and support catheters to facilitate crossing of coronary and peripheral arterial blockages.

The Lead Management (LM) product line includes excimer laser sheaths and cardiac lead management accessories for the removal of problematic pacemaker and defibrillator cardiac leads.

For more information, visit www.spectranetics.com

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